EXHIBIT 99.1


                                 [COMPANY LOGO]


FOR IMMEDIATE RELEASE

CONTACT: JOSEPH T. SCHEPERS
         VICE PRESIDENT, CORPORATE COMMUNICATIONS
         (770) 419-3355


             CRYOLIFE REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS
             BIOGLUE(R) SALES INCREASED 31% OVER SECOND QUARTER 2003
         BIOGLUE SYRINGE DELIVERY SYSTEM LAUNCHED IN THE SECOND QUARTER
                     ORTHOPAEDIC TISSUE REVENUES INCREASING

ATLANTA...(August 5, 2004)...CryoLife, Inc. (NYSE: CRY), a biomaterials and biosurgical device company, today reported financial results for the second quarter and first six months of 2004.

     Revenues for the second quarter 2004 were $15.3 million compared to $15.7 million in the second quarter of 2003. Revenues were $15.1 million in the first quarter of 2004. Net loss in the second quarter of 2004 was $3.4 million compared to $19.9 million in the second quarter of 2003. On a fully diluted basis, loss per common share for the second quarter 2004 was $.14 compared to a loss of $1.01 for the same period in 2003.

     Revenues for the first half of 2004 were $30.4 million compared to $31.6 million in the first half of 2003. The net loss in the first six months of the year was $10.4 million compared to a net loss of $20.4 million in the same period last year. On a fully diluted basis, the loss per share was $.46 in the first half of 2004 compared to a $1.04 loss per share in the first half of 2003.

     In the second quarter of 2004, BioGlue(R) sales increased 31% to $9.0 million compared to $6.8 million in the second quarter of 2003. BioGlue revenues were $8.6 million in the first quarter of 2004. U.S. BioGlue sales increased 32% to $7.0 million in the second quarter of 2004 compared to $5.3 million for the same period in 2003. International BioGlue sales increased 28% to $2.0 million in the second quarter of 2004 compared to $1.5 million for the same period in 2003. BioGlue revenues are expected to be between $8.6 million and $9.0 million in the third quarter of 2004.

     "BioGlue is achieving strong growth because it has become an important product for surgeons in effectively controlling bleeding in certain surgical procedures. The BioGlue syringe delivery system was approved by the FDA and received CE mark approval for distribution in the EU in May 2004. This innovative, easy-to-use, disposable delivery device should encourage increased use of BioGlue and further its revenue growth," said Steven G. Anderson, CryoLife President and Chief Executive Officer. BioGlue revenues are expected to increase 22%-29% to $34-$36 million in 2004 from $27.8 million in 2003.


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

     Tissue processing revenues, which include cardiac, vascular, and orthopaedic tissues, were $6.1 million in the second quarter of 2004 compared to $8.6 million in the second quarter of 2003. In the first quarter of 2004, tissue processing revenues were $6.2 million. Total tissue processing revenues are expected to be between $28 and $30 million in 2004 compared to $30.8 million in 2003. Projected tissue processing revenue for the third quarter is $7.0-$8.5 million.

     Cardiac tissue processing revenues were $2.8 million in the second quarter of 2004 compared to $5.0 million in the second quarter of 2003 and $3.4 million in the first quarter of 2004. Vascular tissue processing revenues were $2.6 million in the second quarter of 2004 compared to $3.3 million in the second quarter of 2003 and $2.5 million in the first quarter of 2004. Orthopaedic revenues were $574,000 in the second quarter of 2004 compared to $280,000 in the second quarter of 2003 and $309,000 the first quarter of 2004. The Company initiated fee increases for processing its cardiac and vascular tissues in July 2004.

     Steven Anderson stated, "The tissue processing gross margin improved to -25% in the second quarter of 2004 from -46% in the first quarter of 2004. This increase in the tissue processing gross margin was the result of recently implemented initiatives with tissue procurement organizations and several tissue processing improvements. The tissue processing gross margin is expected to continue to improve in the second half of the year and is expected to break even by the end of the fourth quarter 2004 and be positive in 2005."


     Total tissue processing and product revenues are projected to be between $16 and $18 million in the third quarter of 2004, up from $15.3 million in the second quarter of 2004. Total tissue processing and product revenues are expected to increase 8%-13% to $64-$67 million for the full year 2004.

     In the second quarter 2004, general, administrative, and marketing expenses were favorably affected by a reduction in product liability accruals of $800,000. The net loss in the second quarter of 2004 was favorably impacted by a $1.4 million tax refund. General, administrative, and marketing expenses are expected to be approximately $40-42 million in 2004, while research and development expenses are expected to be approximately $4 million in 2004. For the third quarter of 2004, the Company expects general, administrative, and marketing expenses of approximately $10-11 million and expects research and development expenses of approximately $1 million. As of June 30, 2004, the Company had approximately $23.7 million in aggregate cash, cash equivalents, and marketable securities.

     The Company will hold a teleconference call and live web cast at 11:15 a.m. Eastern Standard Time, August 5, 2004, to discuss second quarter 2004 results, followed by a question and answer session hosted by Steven G. Anderson, CryoLife President and Chief Executive Officer.

     To listen to the live teleconference, please dial 973-582-2749 a few minutes prior to 11:15 a.m. No identification number is required. A replay of the teleconference will be available August 5 through August 10 and can be accessed by calling (toll free) 877-519-4471 or 973-341-3080. The identification number for the replay is 4973918. The live webcast can be accessed by going to the Investor Relations section of the CryoLife website at WWW.CRYOLIFE.COM.


                                     -more-

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company's 2004 revenues and expenses may not meet its expectations, that the Company's 2004 BioGlue revenues may not meet its expectations, that the demand for CryoLife preserved tissues may not return to prior levels, that the new BioGlue syringe delivery system may not encourage increased use of BioGlue, that the Company's general administrative and marketing expenses may not meet expectations due to higher than expected costs of resolving existing and future litigation, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that FDA regulation of the Company's CryoValve SG and CryoVein SG may require significant time and expense, that the protein hydrogel products under development may not be commercially feasible, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of severe decreases in the Company's revenues and working capital, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2003, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.



     For additional information about the company, visit CryoLife's website:
                             http://www.cryolife.com





                                     -more-

                                 CRYOLIFE, INC.
                         Unaudited Financial Highlights
                        (In thousands, except share data)


                                                            Three Months Ended               Six Months Ended
                                                                 June 30,                        June 30,
                                                       ---------------------------      ---------------------------
                                                           2004           2003              2004           2003
                                                       -----------     -----------      -----------     -----------

Revenues:
   Products                                            $     9,203     $     6,932      $    18,062     $    13,531
   Human tissue preservation services                        6,054           8,615           12,279          17,745
   Distribution and grant                                       57             166               59             357
                                                       -----------     -----------      -----------     -----------
       Total revenues                                       15,314          15,713           30,400          31,633

Costs and expenses:
   Products                                                  1,894           2,006            3,841           3,647
   Human tissue preservation services                        7,543           5,160           16,646           7,603
   General, administrative, and marketing                    9,693          23,539           19,841          35,131
   Research and development                                    891           1,088            1,812           2,005
   Interest expense                                             59             147              102             279
   Interest income                                             (64)           (116)            (130)           (247)
   Other expense, net                                           21             166               37             140
                                                       -----------     -----------      -----------     -----------
       Total costs and expenses                             20,037          31,990           42,149          48,558

   Loss before income taxes                                 (4,723)        (16,277)         (11,749)        (16,925)
   Income tax (benefit) expense                             (1,371)          3,644           (1,371)          3,430
                                                       ------------    -----------      ------------    -----------
Net loss                                               $    (3,352)    $   (19,921)     $   (10,378)    $   (20,355)
                                                       ============    ============     ============    ============

Net loss per share:
   Basic                                               $    (0.14)     $    (1.01)      $    (0.46)     $    (1.04)
                                                       ===========     ===========      ===========     ===========
   Diluted                                             $    (0.14)     $    (1.01)      $    (0.46)     $    (1.04)
                                                       ===========     ===========      ===========     ===========

Weighted average shares outstanding:
   Basic                                                    23,252          19,675           22,747          19,654
                                                       ===========     ===========      ===========     ===========
   Diluted                                                  23,252          19,675           22,747          19,654
                                                       ===========     ===========      ===========     ===========

Revenues from:
   Cardiovascular                                      $     2,831     $     5,036      $     6,261     $     9,761
   Vascular                                                  2,649           3,299            5,135           7,554
   Orthopaedic                                                 574             280              883             430
                                                       -----------     -----------      -----------     -----------
       Total cryopreservation                                6,054           8,615           12,279          17,745
                                                       -----------     -----------      -----------     -----------

   BioGlue                                                   8,962           6,839           17,605          13,333
   Implantable medical devices                                 241              93              457             198
   Distribution and grant                                       57             166               59             357
                                                       -----------     -----------      -----------     -----------
       Total revenues                                  $    15,314     $    15,713      $    30,400     $    31,633
                                                       ===========     ===========      ===========     ===========-

International revenues                                 $     2,327     $     1,845      $     4,419     $    3,556
Domestic revenues                                           12,987          13,868           25,981          28,077
                                                       -----------     -----------      -----------     -----------
       Total revenues                                  $    15,314     $    15,713      $    30,400     $    31,633
                                                       ===========     ===========      ===========     ===========

                                     -more-

                                 CRYOLIFE, INC.
                              Financial Highlights
                                 (In thousands)

                                                                       Unaudited           Audited
                                                                        June 30,          Dec. 31,
                                                                          2004              2003
                                                                       ------------     -----------

Cash and cash equivalents                                              $     23,741     $    11,916
    and marketable securities, at market
Trade receivables, net                                                        7,625           6,377
Other receivables, net                                                        2,231           1,865
Deferred preservation costs, net                                              7,382           8,811
Inventories                                                                   4,572           4,450
Total assets                                                                 87,751          75,027
Shareholders' equity                                                         57,500          48,338



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